UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 12, 2009, InterMune, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with UBS Securities LLC (the “Underwriter”) relating to the public offering, issuance and sale (the “Offering”) of 3,500,000 shares of the Company’s common stock, par value $0.001 per share. Pursuant to the Underwriting Agreement, the Underwriter has agreed to purchase such shares of common stock from the Company at a price of $15.85 per share, which will result in $55.5 million of proceeds to the Company before deducting offering expenses. The shares of common stock will be listed on The NASDAQ Global Market. The Company also granted the Underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any. The Underwriter has elected to exercise its option and purchase all of such additional shares. All of the shares in the offering are being sold by the Company. The sale of the shares of the Company’s common stock, including the shares to be sold pursuant to the Underwriter’s exercise of the over-allotment option, is expected to close on February 19, 2009.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-139713) previously filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a prospectus supplement, dated February 12, 2009, relating to the issuance and sale of the shares with the SEC.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 12, 2009

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2009	INTERMUNE, INC.

	By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 12, 2009

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)